EXHIBIT 10.29j

RESTRICTED STOCK GRANT Terms Tranche-Vesting, Rev. I

TIFFANY & CO.
a Delaware Corporation
(the “Parent”)
TERMS OF RESTRICTED STOCK GRANT
(Non-Transferable)
under the
2014 EMPLOYEE INCENTIVE PLAN
(the “Plan”)
Terms Effective March 16, 2016

1. Introduction and Terms of Grant. Participant has been granted (the “Grant”) Stock Units which shall be settled by the issuance and delivery of Shares of Common Stock. The Grant has been made under the Plan by the Stock Option Subcommittee of the Parent’s Board (the “Committee”). The name of the “Participant”, the “Grant Date” and the number of “Stock Units” granted are stated in the attached “Notice of Grant”. The other terms and conditions of the Grant are stated in this document and in the Plan. If the Participant has the title of Vice President, Group Vice President, Senior Vice President, Executive Vice President, President or Chief Executive Officer this Grant will be void unless the Participant executes and delivers to the Parent those certain Non-Competition and Confidentiality Covenants in the form approved by the Committee, such delivery to be made prior to or within 180 days after the Grant Date.

2. Grant and Adjustment. Subject to the terms and conditions stated in this document, Participant has been granted Stock Units by the Parent. As of the Grant Date, each Stock Unit has a Settlement Value of one Share, but the number of Shares which shall be issued and delivered pursuant to the Grant on the settlement of each Stock Unit (the “Settlement Value”) shall be subject to adjustment as provided in Section 4.2(c) of the Plan, to adjust for, among other corporate developments, stock splits and stock dividends. References to Settlement Values in this document shall be deemed reference to Settlement Values as so adjusted. As anticipated in Section 4.7 of the Plan, Shares that have not been issued and delivered to a Participant shall be represented by Stock Units.

3. Maturity Dates - Vesting in Installments. Unless otherwise provided in paragraphs 4 or 5 below, Stock Units granted on a single Grant Date will “mature” and vest in installments according to the Maturity Dates as such term is defined in the Committee’s resolution authorizing the Grant. Following the Maturity Date of a Stock Unit, the Settlement Value of the Stock Unit in Shares shall be issued and delivered within thirty (30) days to or for the account of Participant. As provided for in Section 7 below, the Parent may make such delivery to a Service Provider. A Stock Unit which fails to mature and vest on or before Participant’s Date of Termination shall be void and shall not confer upon the owner of such Stock Unit any rights, including any right to any Share. In the event that the above schedule of installments would otherwise result in a Settlement Value that includes a fractional Share, such fractional Share shall not be deemed to have matured and vested, but shall mature and vest on a subsequent Maturity Date if, when added to other fractional Share interests that would otherwise mature and vest, a full Share will be deemed to have matured and vested. Under no circumstances will the Parent be obligated to issue a fractional Share, and if the application of the prior sentence fails to result in the eventual issuance of a Share, the Parent will not be required to settle any remaining fractional interest in cash.

4. Effect of Termination of Employment on Vesting. A Stock Unit shall not mature and will be deemed to have “expired” and shall not be settled for Shares if the Participant’s Date of Termination occurs before the Maturity Date associated with the installment containing such Stock Unit was scheduled to mature, unless the Participant’s Date of Termination occurs by reason of death or Disability, in which case all installments of the Grant which have not previously matured shall mature and vest on said Date of Termination and the Settlement Value of the Stock Unit in Shares shall be issued and delivered within thirty (30) days of the Date of Termination to or for the account of Participant.

5. Effect of Change in Control. All installments of the Grant that have not previously matured or expired shall mature upon (i) a Change of Control Date for a Terminating Transaction, or (ii) failing maturity as provided in (i) above, (ii) upon Participant’s Involuntary Termination following a Change of Control Date, and the Settlement Value of the Stock Units in Shares shall be issued and delivered within thirty (30) days of the Change of Control Date or the Date of Termination, as applicable, to or for the account of Participant.

6. No Dividends or Interest. No dividends or interest shall accrue or be payable upon any Stock Unit. Until a Share is issued and delivered it shall not be registered in the name of the Participant.

7. Withholding for Taxes. All distributions of Shares shall be subject to withholding of all applicable taxes as computed by the Employer, and the Participant shall make arrangements satisfactory to the Parent to provide the Parent (or Employer) with funds necessary for such withholding before the Shares are delivered. Without limitation to the Parent’s right to establish other arrangements, the Parent may: (i) designate a single broker or other financial services provider (“Services Provider”) to establish trading accounts for Participants (each a “Participant’s Trading Account”); (ii) deliver Shares to Participant’s Trading Account; (iii) provide Services Provider with information concerning the applicable tax withholding rates for Participant; (iv) cause Services Provider to sell, on behalf of Participant, sufficient Shares to cover the Parent’s tax withholding obligations with respect to any delivery of Shares to Participant (a “Covering Sale”); and (v) cause Services Provider to remit funds resulting from such Covering Sale to Parent or any Related Company that is the employer of Participant. Participant may, by written notice to the Parent addressed to the Parent’s Secretary, and given no less than ten (10) business days before an applicable Maturity Date, elect to avoid such a Covering Sale, by delivering with such notice a bank-certified check payable to the Parent (or other type of check or draft payable to the Parent and acceptable to the Secretary) in the estimated amount of any such withholding required, such estimate to be provided by the Employer. The Committee may approve other methods of withholding, as provided for in the Plan, before the Shares are delivered.

8. Transferability. The Stock Units are not transferable otherwise than by will or the laws of descent and distribution, and shall not be otherwise transferred, assigned, pledged, hypothecated or otherwise disposed of in any way, whether by operation of law or otherwise, nor shall it be subject to execution, attachment or similar process. Upon any attempt to transfer the Stock Units otherwise than as permitted herein or to assign, pledge, hypothecate or otherwise dispose of the Stock Units otherwise than as permitted herein, or upon the levy of any execution, attachment or similar process upon the Grant, the Grant shall immediately terminate and become null and void.

9. Definitions. For the purposes of the Grant, certain words and phrases are defined in the Definitional Appendix attached. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan shall have the same meaning in this document.

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10. Heirs and Successors. The terms of the Grant shall be binding upon, and inure to the benefit of, the Parent and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Parent’s assets and business. Participant may designate a beneficiary of his/her rights under the Grant by filing written notice with the Secretary of the Parent. In the event of the Participant’s death prior to the full maturity of the Grant, the Shares will be delivered to such Beneficiary to the extent that it was matured on the Participant’s Termination Date. If the Participant fails to designate a Beneficiary, or if the designated Beneficiary dies before the Participant, any Shares issuable hereunder will be delivered to the Participant’s estate.

11. Administration. The authority to manage and control the operation and administration of the Grant shall be vested in the Committee, and the Committee shall have all powers with respect to the Grant as it has with respect to the Plan. Any interpretation of the Grant by the Committee and any decision made by it with respect to the Grant is final and binding.

12. Plan Governs. Notwithstanding anything in this Agreement to the contrary, the terms of the Grant shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Parent.

13. Section 409A. Notwithstanding anything herein to the contrary, any benefits and payments provided under these Terms that are payable or provided to Participant in connection with a termination of employment that constitute deferred compensation within the meaning of Code Section 409A shall not commence in connection with Participant’s termination of employment unless and until Participant has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation from Service”), unless Employer reasonably determines that such amounts may be provided to Participant without causing Participant to incur additional tax obligations under Code Section 409A. For the avoidance of doubt, it is intended that payments comply with or satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A. However, if Employer determines that these payments constitute deferred compensation and Participant is, on the termination of his service, a “specified Participant” of Employer, as such term is defined in Code Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Code Section 409A, the timing of the payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after Participant’s Separation from Service) or (ii) the date of Participant’s death that occurs after Participant’s Separation from Service. This Section 13 shall be administered, construed and interpreted in a manner consistent with the requirements of Code Section 409A. In no event shall Employer have any liability or obligation with respect to taxes for which Participant may become liable as a result of the application of Code Section 409A. In addition to the provisions regarding Code Section 409A set forth above, the following shall apply:
Notwithstanding anything herein to the contrary, these Terms are intended to be interpreted and applied so that the payments and benefits set forth herein either shall either be exempt from the requirements of Code Section 409A, or shall comply with the requirements of Code Section 409A, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance with Code Section 409A.

If Participant notifies Employer that Employee believes that any provision of these terms (or of any award of compensation or benefit, including equity compensation or benefits provided herein or at any time during his employment with Employer) would cause Employee to incur any additional tax or interest under Code Section 409A or Employer independently makes such determination, Employer shall, after consulting with Employee, reform such provision (or award of compensation or benefit) to attempt to comply with or be

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exempt from Code Section 409A through good faith modifications to the minimum extent reasonably appropriate. To the extent that any provision hereof (or award of compensation or benefit) is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Employee and Employer without violating the provisions of Code Section 409A.

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Appendix I -- Definitions

“Affiliate” shall mean any Person that controls, is controlled by or is under common control with, any other Person, directly or indirectly.

“Cause” shall mean a termination of Participant’s employment which is the result of:

(i)
Participant’s conviction or plea of nolo contendere to a felony or any other crime involving financial impropriety or which would tend to subject Employer or any of its Affiliates to public criticism or materially interfere with Participant’s continued service to Employer;

(ii)	Participant’s willful violation of the Code of Conduct;

(iii)
Participant’s willful failure or refusal to perform substantially all such proper and achievable directives issued by Participant’s superior or the Parent Board (other than any such failure resulting from Participant’s incapacity due to physical or mental illness, any such actual or anticipated failure resulting from a resignation by Participant for Good Reason, or any such refusal made by Participant in good faith because Participant believes such directives to be illegal, unethical or immoral) after a written demand for substantial performance is delivered to Participant on behalf of Employer, which demand specifically identifies the manner in which Participant has not substantially performed Participant’s duties, and which performance is not substantially corrected by Participant within ten (10) days of receipt of such demand;

(iv)	Participant’s gross negligence in the performance of Participant’s duties and responsibilities materially injurious to the Employer;

(v)	Participant’s willful breach of any material obligation that Participant has to Parent or Employer under any written agreement that Participant has with either Parent or Employer;

(vi)	Participant’s fraud or dishonesty with regard to Employer or any of its Affiliates;

(vii)	Participant’s failure to reasonably cooperate in any investigation of alleged misconduct by Participant or by any other employee of Parent, Employer or any Affiliate of Parent or Employer;

(viii)	Participant’s death; or

(ix)	Participant’s Disability.

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For purposes of the previous sentence, no act or failure to act on Participant’s part shall be deemed “willful” unless done, or omitted to be done, by Participant in bad faith toward, or without reasonable belief that Participant’s action or omission was in the best interests of, Parent, Employer or an Affiliate of Parent or Employer. Notwithstanding the foregoing, Participant shall not be deemed to have been terminated for Cause with respect to items (i) through (vii) unless and until there shall have been delivered to Participant a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths (3/4th) of the entire membership of the Employer Board at a meeting called and held for such purpose (after reasonable notice to Participant and an opportunity for Participant, together with Participant’s counsel, to be heard before such Board), finding that, in the good faith opinion of such Board, Cause exists as set forth in any of items (i) through (vii) above.

“Change in Control” shall mean the occurrence of any of the following:

(i)
Any Person or group (as defined in Rule 13d-5 under the Exchange Act) of Persons (excluding Parent or any of its Affiliates, (ii) a trustee or any fiduciary holding securities under an employee benefit plan of Parent or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly by stockholders of Parent in substantially the same proportions as their ownership of Parent, or (v) any surviving or resulting entity or ultimate parent entity resulting from a reorganization, merger, consolidation or other corporate transaction referred to in clause (c) below that does not constitute a Change in Control under clause (c) below) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Parent representing thirty-five percent (35%) or more of the combined voting power of Parent’s then outstanding securities entitled to vote in the election of directors of Parent;

(ii)
If the individuals who, as of March 16, 2016, constitute the Parent Board (such individuals, the “Incumbent Board”) cease for any reason to constitute a majority of the Parent Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Parent’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such person were a member of the Incumbent Board;

(iii)
The consummation of a reorganization, merger, consolidation or other corporate transaction involving Parent, in each case with respect to which the stockholders of Parent immediately prior to the consummation of such transaction would not, immediately after the consummation of such transaction, own more than fifty percent (50%) of the combined voting power of the surviving or resulting Person or ultimate parent entity resulting from such transaction, as the case may be; or

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(iv)
Assets representing 50% or more of the consolidated assets of Parent and its subsidiaries are sold, liquidated or distributed in a transaction (or series of transactions within a twelve (12) month period), other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the stockholders of Parent in substantially the same proportions as their ownership of the common stock of Parent immediately prior to such sale or disposition.

“Change in Control Date” shall mean the date on which a Change in Control occurs except that a Change in Control which constitutes a Terminating Transaction will be deemed to have occurred as of fourteen days prior to the date scheduled for the Terminating Transaction.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor provisions thereto.

“Code of Conduct” shall mean Parent’s (i) Code of Business and Ethical Conduct for Directors, the Chief Executive Officer, the Chief Financial Officer and All Other Officers of the Parent and (ii) Business Conduct Policy - Worldwide, as amended from time to time prior to the Change of Control Date and as in effect as of the Change of Control Date.

“Common Stock” shall mean the common stock of Parent.

“Date of Termination” shall mean, with respect to any Participant, the first day occurring on or after the Grant Date on which Participant’s employment with Employer terminates for any reason; provided that a termination of employment shall not be deemed to occur by reason of a transfer of the employment of Participant between Employers; and further provided that the Participant’s employment shall not be considered terminated while the Participant is on a leave of absence from the Employer approved by Employer or required by applicable law. If, as a result of a sale or other transaction, Employer ceases to be an Affiliate of Parent, the occurrence of such transaction shall be treated as the Participant’s Date of Termination caused by the Participant being discharged by Employer.
“Disability” shall mean Participant’s incapacity due to physical or mental illness which causes Participant to be absent from the full-time performance of Participant’s duties with Employer for six (6) consecutive months provided, however, that Participant shall not be determined to be subject to a Disability for purposes of this Award unless Participant fails to return to full-time performance of Participant’s duties with Employer within thirty (30) days after written Notice of Termination due to Disability is given to Participant.

“Employer” shall mean the Affiliate of Parent that employs Participant from time to time, and any successor to its business and/or assets by operation of law or otherwise.

“Employer Board” shall mean the board of directors (or other highest governing authority other than the shareholders) of Employer.

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“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any successor provisions thereto.

“Good Reason” means Participant’s resignation from employment with Employer for “Good Reason” shall mean any one or more of the following actions taken without Participant’s consent:

•	a material adverse change in Participant’s duties, authority or responsibilities;

•	a material adverse change in Participant’s reporting responsibility;

•
a failure of any successor to Employer or Parent (whether direct or indirect and whether by merger, acquisition, consolidation, asset sale or otherwise) to assume in writing any obligations arising out of these Terms or any other agreement between Employer or Parent and Participant;

•
any other action or inaction that constitutes a material breach by Employer or Parent of these Terms or any other agreement between Participant and Employer (for this purpose, a “material breach” by Employer or Parent shall include any reduction in Participant’s base salary or in his target short-term incentive / annual bonus (but, for the avoidance of doubt, any actual pay-out of a short-term incentive / annual bonus for a given fiscal year which is less than the target shall not constitute Good Reason, provided that such lower pay-out is based upon the failure to meet pre-determined performance goals or a good faith determination by Employer or the Compensation Committee of the Parent Board that Parent’s financial performance or Participant’s personal performance did not warrant a pay-out equal to or greater than the target short-term incentive / annual bonus));

•	Parent’s failure to comply with the terms of any equity award granted to or required by contract to be granted to Participant; and

•
The relocation of the office of Employer where Participant was employed immediately prior to the Change in Control Date, to a location which is more than 50 miles away, or should Employer require Participant to be based more than 50 miles away from such office (except for required travel on the Employer’s business to an extent substantially consistent with Participant’s customary business travel obligations in the ordinary course of business prior to the Change in Control Date).

Notwithstanding the foregoing, Participant must give written notice to Employer of the occurrence of an event or condition that constitutes Good Reason within up to 90 days following the occurrence of such event or condition and Employer shall have at least thirty (30) days from the date on which written notice thereof is received to cure such event or condition.  If Employer is able to cure such event or condition within such thirty-day period, such event or condition shall not constitute Good Reason hereunder.  If Employer fails to cure such event or condition, Participant’s termination for Good Reason shall be effective immediately following the end of such thirty (30)-day cure period.

“Incumbent Board” shall have the meaning provided in sub-section (ii) of the definition entitled “Change in Control.”

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“Involuntary Termination” means (i) Participant’s termination of employment by Employer without Cause or (ii) Participant’s resignation of employment with the Employer within one (1) year of the Change of Control Date for Good Reason.

“Notice of Termination” shall mean a written notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Participant’s employment under the provision so indicated.

“Parent” shall mean Tiffany & Co., a Delaware corporation, and any successor to its business and/or assets by operation of law or otherwise.

“Parent Board” shall mean the Board of Directors of Parent.

“Person” shall mean any individual, firm, corporation, partnership, limited partnership, limited liability partnership, business trust, limited liability company, unincorporated association or other entity, and shall include any successor (by merger or otherwise) of such entity.

“Retirement” shall mean the occurrence of the Participant’s Date of Termination after age 65 or the occurrence of the Participant’s Date of Termination after age 55 pursuant to the retirement practices of Employer.

“Terminating Transaction” shall mean any one of the following:

(i)	the dissolution or liquidation of the Parent;

(ii)	a reorganization, merger or consolidation of the Parent with one or more Persons as a result of which the Parent goes out of existence or becomes a subsidiary of another Person; or

(iii)	upon the acquisition of substantially all of the property or more than eighty percent (80%) of the then outstanding stock of the Parent by another Person;

provided that none of the foregoing transactions (i) through (iii) will be deemed to be a Terminating Transaction, if as of a date at least fourteen (14) days prior to the date scheduled for such transaction provisions have been made in writing in connection with such transaction for the assumption of the Grant or the substitution for the Grant of a new grant covering the publicly-traded stock of a successor Person, with appropriate adjustments as to the number and kind of shares.

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